Exhibit 99.1

Simon X. Benito Appointed to the Board of Directors of DURECT Corporation to Replace Albert L. Zesiger

Cupertino, CA-

April 18, 2005

DURECT Corporation (Nasdaq: DRRX) announced today that effective April 14, 2005, the company has appointed Simon X. Benito to its Board of Directors to replace Albert L. Zesiger who is stepping down as a member of the Board of Directors. The appointment of Mr. Benito maintains the current DURECT Corporation Board membership at eight.

“We would like to thank Al Zesiger for his staunch support and valuable service to DURECT during the past formative years. Al provided the starting capital for Durect and supported the company from its inception through our growth period to date. We are grateful for his service and dedication, and his expertise as private and public investor will be missed,” stated Dr. Felix Theeuwes, Chairman and Chief Scientific Officer of DURECT.

Simon Benito has 37 years of industrial experience in international business, pharmaceuticals and accounting. In the 25 years he was at Merck & Co., Inc., he worked in various divisions, his primary focus in each position being to develop or expand new businesses. In his last position Mr. Benito was Senior Vice President, Merck Vaccine Division responsible for developing and managing its international business, managing global partnerships, and restructuring business operations in the USA. Mr. Benito is presently a Director and Chairman of the Audit Committee of Inovio Biomedical Corporation, a medical device company. Mr. Benito was a Fellow of the Institute of Chartered Accountants in England and Wales for 22 years until his retirement from Merck in 2000.

“Simon is a strong addition to our Board and we are proud and fortunate to have his service,” continued Dr. Theeuwes. “Simon’s wealth of Pharmaceutical Industry knowledge, leadership, and experience in Europe, Japan and the US will be very valuable to DURECT’s growth and expansion as we embark on our goal to transform into a specialty pharmaceutical company.”

ABOUT DURECT

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies that treat chronic debilitating diseases and enable biotechnology products. These platform technologies include the SABER™ Delivery System (a patented and versatile depot injectable useful for protein and small molecule delivery), the ORADUR™ sustained release oral gel-cap technology (an oral sustained release technology with several potential abuse deterrent properties), the DURIN™ Biodegradable Implant (drug-loaded implant system), the TRANSDUR™ transdermal technology and the MICRODUR™ Biodegradable Microparticulates (microspheres injectable system). DURECT also collaborates with pharmaceutical companies to develop and commercialize proprietary and enhanced pharmaceutical products based on its technologies. DURECT has five disclosed on-going development programs of which four are in collaboration with pharmaceutical partners. Additional information about DURECT is available at www.durect.com.

NOTE: SABER™, ORADUR™, DURIN™, TRANSDUR™ and MICRODUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners.

DURECT Forward-Looking Statement

The statements in this press release regarding DURECT’s products in development and product development plans are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s abilities to complete the design, development, and manufacturing process development of the product candidate, obtain product and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 14, 2005 under the heading “Factors that may affect future results.”

CONTACTS:

DURECT Corporation:

Schond L. Greenway, Executive Director, IR and Strategic Planning

+1-408-777-1417.

Vida Communication for DURECT Corporation:

Stephanie C. Diaz (investors), +1-415-885-2298, sdiaz@vidaLLC.com.

Tim Brons (media), +1-646-319-8981, tbrons@vidaLLC.com.